PRESS RELEASE

Contact:	David J. O’Connor
President & Chief Executive Officer
New England Bancshares, Inc.
(860) 253-5200

NEW ENGLAND BANCSHARES, INC. ANNOUNCES CASH DIVIDEND

Enfield, Connecticut – February 9, 2010.  New England Bancshares, Inc. (Nasdaq GM:  NEBS) announced that the Company’s Board of Directors declared a cash dividend on February 8, 2010 for the quarter ended December 31, 2009 of $0.02 per share.  The cash dividend will be payable on March 12, 2010 to stockholders of record on February 25, 2010.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks.  For more information regarding New England Bank’s products and services, please visit www.nebankct.com.